Exhibit 99.1

INNOVATE Corp. Adopts Tax Benefit Preservation Plan

NEW YORK, April 3, 2023 – INNOVATE Corp. (“INNOVATE” or “the Company”) (NYSE: VATE), today announced that its Board of Directors voted to adopt a Tax Benefits Preservation Plan (the “2023 Plan”) designed to protect the availability of INNOVATE’s net operating loss carryforwards ("NOLs") and other tax attributes under the Internal Revenue Code (the “Code”). The adoption of this plan follows the expiration of a prior tax benefits preservation plan by its terms on March 31, 2023.
As of December 31, 2022, INNOVATE had approximately $226.3 million of federal NOLs and $169.2 million of Section 163j interest limitation carryforwards available to offset its future taxable income, which NOLs will begin to expire in 2034. However, if the Company were to experience an ownership change as defined in Section 382 of the Code, its ability to utilize pre-change NOLs and certain other pre-change tax attributes to offset its post-change income or taxes may be limited. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more of its “five-percent stockholders” (determined under Section 382) increases by more than 50 percentage points over a rolling three-year period. The Tax Benefits Preservation Plan is intended to reduce the likelihood of such an ownership change at INNOVATE by deterring any person or group from acquiring beneficial ownership of 4.9% or more of INNOVATE’s outstanding common stock.
The 2023 Plan is similar to those adopted by other public companies with significant NOLs, including the Company’s previous plan, which expired on March 31, 2023. The 2023 Plan is designed not to limit any action that the Board determines to be in the best interest of INNOVATE and its stockholders, and it will help to ensure that the Board remains in the best position to discharge its fiduciary duties and protect these valuable assets.
Under the 2023 Plan, the Company will distribute to holders of record of its Common Stock at the close of business on April 10, 2023 rights to purchase fractional shares of the Company's Series B Preferred Stock, with each fractional share functionally equivalent to one share of common stock. The rights will initially trade with the Company’s common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of INNOVATE’s outstanding common stock. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a discount, or the Company may exchange each right held by such holders for one share of common stock. Under the 2023 Plan, any person which currently owns 4.9% or more of the Company's common stock may continue to own its shares of common stock but may not acquire any additional shares without triggering the Plan (other than acquiring a de minimis amount). The Company's Board of Directors has the discretion to exempt any person or group from the provisions of the Tax Benefits Preservation Plan.
Unless terminated early, the 2023 Plan will terminate on October 1, 2023, unless at the Company’s 2023 annual meeting the Company’s stockholders approve an extension of the 2023 Plan, in which case the 2023 Plan would be extended and expire at the Company’s 2024 annual meeting.
Wayne Barr, Jr., Chief Executive Officer of INNOVATE, said, “Our Board of Directors has decided to adopt this new plan to preserve the Company’s valuable tax attributes and protect stockholder value.”

Additional information about the Tax Benefits Preservation Plan will be available on a Form 8-K to be filed by INNOVATE with the Securities and Exchange Commission (the “SEC”).
About INNOVATE Corp.
INNOVATE Corp., is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,800 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

Contacts
Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691